PUT AND CALL AGREEMENT
This Put and Call Agreement (the "Agreement"), dated as of
January 2, 2002, is entered into by and between Robert M. Czajkowski, Vincent P. Salva and Richard K. Ausbrook, jointly and severally,
(the "Guarantors") and La Jolla Cove Investors, Inc. a California corporation ("LJCI"), with reference to the following:

WHEREAS, concurrently herewith, LJCI is purchasing from Meltronix, Inc.(the "Company") the 9 3/4% Convertible Debenture of the Company in the aggregate principal amount of $200,000 (the "Debenture"); and WHEREAS, the parties hereto desire to provide for certain put and call provisions relating to the Debenture.

NOW, THEREFORE, in consideration of the mutual promises and convenants contained herein, and in consideration of LJCI purchasing the Debenture, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Put Right.	During the period and from time to time between
July 2, 2002 and October 2, 2002 (the "Put Period"), LJCI shall have the right to sell in its sole and absolute discretion, and Guarantors, jointly and severally, shall thereafter have the obligation to purchase, the portion of the Debenture then remaining unpaid for a cash purchase price of 200% of the principal balance remaining unpaid plus any accrued interest. The election of LJCI to sell the Debenture shall be pursuant to written notice to Guarantors, which notice shall be sent at least three business days prior to the effective date of the transfer and shall specify the principal balance, plus any accrued interest, of the Debenture. On the effective date of the transfer, the Guarantors shall pay to LJCI (or its designee) the purchase price therefor in good funds, and within three days thereafter LJCI shall deliver to the Guarantors the Debenture together with an assignment thereof. Any transfer hereunder shall be without warranty or representation except as to good title. The obligations of Guarantors hereunder shall not be subject to any defense, setoff, recoupment, impairment or termination for any reason including, without limitation, whether the Debenture or the stock issuable upon conversion thereof is publicly traded, whether any bankruptcy proceedings have been instituted by or against the Company or any order has been entered adjudging the Company a bankrupt or insolvent, whether the Company or its transfer agent consents to or authorizes the transfer, whether the terms of the Debenture have been modified, or whether the stock issuable upon conversion of the Debenture has been registered.

2. Call Right.	During the period and from time to time between
July 2, 2002 and October 2, 2002 (the "Call Period"), the Guarantors, jointly and severally, shall have the option to purchase, and LJCI shall thereafter have the obligation to sell, the portion of the Debenture then remaining unpaid for a cash purchase price of 212.5% of the principal balance remaining unpaid plus any accrued interest. The election of Guarantors to purchase the Debenture shall be pursuant to written notice to LJCI, which notice shall be sent at least three business days prior to the effective date of the transfer. On the effective date of the transfer, Guarantors shall pay to LJCI (or its designee) the purchase price therefor in good funds, and within three days thereafter LJCI shall deliver to Guarantors the Debenture together with an assignment thereof. Any transfer hereunder shall be without warranty or representation except as to good title. To the extent that LJCI has previously exercised its right pursuant to Paragraph 1, the Guarantors shall not have a right to exercise their rights under this paragraph for the portion of the Debenture for which the Put notice has been received.

3. Interest. At such time that money is due to any party, and if such amount is not paid within five (5) business days, then that amount shall accrue interest at the rate of nine percent (9%) per year.

4. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America.

5. Consent to Jurisdiction. Each of the Company and the Guarantors (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the District of San Diego and the courts of the State of California located in San Diego county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Guarantors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this section shall affect or limit any right to serve process in any other manner permitted by law.

6. Attorneys' Fees. In the event of any legal action between the parties with respect to this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

7. Notices. Any notice, demand or other communication required or permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or
(b) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

To the Guarantors:	Robert M. Czajkowski
				1348 Shorebird Lane
				Carlsbad, CA 92007
				Telephone: 760- 602-9917
				Facsimile:



Vincent P. Salva
				12401 E. 43rd Suite 109
				Independence, MO 64055
				Telephone: 816- 363-2118
				Facsimile:


Richard K. Ausbrook
				636 San Mario
				Solana Beach, CA 92075
				Telephone:
				Facsimile:


To LJCI:		La Jolla Cove Investors, Inc.
			7817 Herschel Avenue, Suite 200
			La Jolla, CA  92037
			Telephone: 858 551-8703
			Facsimile: 858-551-0987

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

10. Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

11. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

12. Amendment and Waiver. No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

13.	Status of Shares.  The Guarantors acknowledge that the Debenture being purchased by LJCI constitutes restricted securities and the resale thereof by the Guarantors may be limited and subject to applicable securities laws. In the event that the Guarantors acquire the Debenture pursuant to the exercise of the Put Right or Call Right, they shall acquire the Debenture for investment purposes and not with a view to distribution.

IN WITNESS WHEREOF, LJCI, Robert M. Czajkowski, Vincent P. Salva, and Richard K. Ausbrook have duly executed this Agreement as of the date first above written.

La Jolla Cove Investors, Inc.			_____________________________
								Robert M. Czajkowski
By :_________________________________	_____________________________
								Vincent P. Salva

Title :_______________________________	_____________________________
						      	Richard K. Ausbrook